UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                      -------------------------------

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934

                             (Amendment No. 1)*


             AutoNation, Inc. (f/k/a Republic Industries, Inc.)
---------------------------------------------------------------------------
                              (Name of Issuer)


                  Common Stock, par value $0.01 per share
---------------------------------------------------------------------------
                       (Title of Class of Securities)


                                 05329W102
---------------------------------------------------------------------------
                               (CUSIP Number)


                             December 31, 2000
---------------------------------------------------------------------------
          (Date of Event Which Requires Filing of this Statement)


          Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                    |_|   Rule 13d-1(b)
                    |X|   Rule 13d-1(c)
                    |_|   Rule 13d-1(d)

          *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 05329W102             SCHEDULE 13G             Page 2 of 19 Pages


1   NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION
    NO. OF ABOVE PERSON (ENTITIES ONLY)

    MICHAEL S. EGAN

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

    (a)  [ ]
    (b)  [x]

3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

    UNITED STATES

  NUMBER OF      5  SOLE VOTING POWER

   SHARES           12,973,012 (OR 16,501,677)

 BENEFICIALLY    6  SHARED VOTING POWER

OWNED BY EACH

 REPORTING       7  SOLE DISPOSITIVE POWER

PERSON WITH         12,973,012 (OR 16,501,677)

                 8  SHARED DISPOSITIVE POWER



9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    12,973,012 Shares, comprised of (i) 100 Shares; (ii) options to acquire 750,000 Shares; and (iii) 12,222,912 Shares owned by the
    Egan Trust (OR 16,501,677 Shares if the 3,528,665 Shares owned by the Grat Trusts (as such term is defined below) are included).


10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)              [ ]
    EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    APPROXIMATELY 3.6% (or approximately 4.5% if the Shares of the Grat Trusts are included)

12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

    IN

CUSIP No. 05329W102             SCHEDULE 13G             Page 3 of 19 Pages


1   NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION
    NO. OF ABOVE PERSON (ENTITIES ONLY)

    The Michael S. Egan Living Trust

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

    (a)  [ ]
    (b)  [x]

3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

    FLORIDA

  NUMBER OF      5  SOLE VOTING POWER

   SHARES           12,222,912

 BENEFICIALLY    6  SHARED VOTING POWER

OWNED BY EACH

 REPORTING       7  SOLE DISPOSITIVE POWER

PERSON WITH         12,222,912

                 8  SHARED DISPOSITIVE POWER



9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    12,222,912

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)              [ ]
    EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    Approximately  3.4%

12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

    OO

CUSIP No. 05329W102             SCHEDULE 13G             Page 4 of 19 Pages


1   NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION
    NO. OF ABOVE PERSON (ENTITIES ONLY)

    The Michael S. Egan Grantor Retained Annuity Trust for
    Sarah Egan Mooney

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

    (a)  [ ]
    (b)  [x]

3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

    FLORIDA

  NUMBER OF      5  SOLE VOTING POWER

   SHARES           705,733

 BENEFICIALLY    6  SHARED VOTING POWER

OWNED BY EACH

 REPORTING       7  SOLE DISPOSITIVE POWER

PERSON WITH         705,733

                 8  SHARED DISPOSITIVE POWER



9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    705,733

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)              [ ]
    EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    Approximately 0.2%

12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

    OO

CUSIP No. 05329W102             SCHEDULE 13G             Page 5 of 19 Pages


1   NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION
    NO. OF ABOVE PERSON (ENTITIES ONLY)

    The Michael S. Egan Grantor Retained Annuity Trust for
    Eliza Shenners Egan

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

    (a)  [ ]
    (b)  [x]

3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

    FLORIDA

  NUMBER OF      5  SOLE VOTING POWER

   SHARES           705,733

 BENEFICIALLY    6  SHARED VOTING POWER

OWNED BY EACH

 REPORTING       7  SOLE DISPOSITIVE POWER

PERSON WITH         705,733

                 8  SHARED DISPOSITIVE POWER



9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    705,733

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)              [ ]
    EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    Approximately 0.2%

12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

    OO

CUSIP No. 05329W102             SCHEDULE 13G             Page 6 of 19 Pages


1   NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION
    NO. OF ABOVE PERSON (ENTITIES ONLY)

    The Michael S. Egan Grantor Retained Annuity Trust for
    Catherine Lewis Egan

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

    (a)  [ ]
    (b)  [x]

3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

    FLORIDA

  NUMBER OF      5  SOLE VOTING POWER

   SHARES           705,733

 BENEFICIALLY    6  SHARED VOTING POWER

OWNED BY EACH

 REPORTING       7  SOLE DISPOSITIVE POWER

PERSON WITH         705,733

                 8  SHARED DISPOSITIVE POWER



9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    705,733

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)              [ ]
    EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    Approximately 0.2%

12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

    OO

CUSIP No. 05329W102             SCHEDULE 13G             Page 7 of 19 Pages


1   NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION
    NO. OF ABOVE PERSON (ENTITIES ONLY)

    The Michael S. Egan Grantor Retained Annuity Trust for
    Teague Michael Thomas Egan

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

    (a)  [ ]
    (b)  [x]

3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

    FLORIDA

  NUMBER OF      5  SOLE VOTING POWER

   SHARES           705,733

 BENEFICIALLY    6  SHARED VOTING POWER

OWNED BY EACH

 REPORTING       7  SOLE DISPOSITIVE POWER

PERSON WITH         705,733

                 8  SHARED DISPOSITIVE POWER



9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    705,733

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)              [ ]
    EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    Approximately 0.2%

12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

    OO

CUSIP No. 05329W102             SCHEDULE 13G             Page 8 of 19 Pages


1   NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION
    NO. OF ABOVE PERSON (ENTITIES ONLY)

    The Michael S. Egan Grantor Retained Annuity Trust for
    Riley Martin Michael Egan

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

    (a)  [ ]
    (b)  [x]

3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

    FLORIDA

  NUMBER OF      5  SOLE VOTING POWER

   SHARES           705,733

 BENEFICIALLY    6  SHARED VOTING POWER

OWNED BY EACH

 REPORTING       7  SOLE DISPOSITIVE POWER

PERSON WITH         705,733

                 8  SHARED DISPOSITIVE POWER



9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    705,733

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)              [ ]
    EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    Approximately 0.2%

12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

    OO

CUSIP No. 05329W102             SCHEDULE 13G             Page 9 of 19 Pages


1   NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION
    NO. OF ABOVE PERSON (ENTITIES ONLY)

    The 110 Group Trust

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

    (a)  [ ]
    (b)  [x]

3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

    FLORIDA

  NUMBER OF      5  SOLE VOTING POWER

   SHARES           74

 BENEFICIALLY    6  SHARED VOTING POWER

OWNED BY EACH

 REPORTING       7  SOLE DISPOSITIVE POWER

PERSON WITH         74

                 8  SHARED DISPOSITIVE POWER



9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    74

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)              [ ]
    EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    Less than 0.1%

12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

    OO

                                SCHEDULE 13G

     This Statement on Schedule 13G, relating to the common stock, par value $0.01 per share (the "Common Stock"), issued by AutoNation, Inc. (f/k/a Republic Industries, Inc.), a Delaware corporation (the "Issuer"), is being filed by The Michael S. Egan Grantor Retained Annuity Trust for Sarah Egan Mooney (the "Sarah Egan Mooney GRAT"), The Michael S. Egan Grantor Retained Annuity Trust for Eliza Shenners Egan (the "Eliza Shenners Egan GRAT"), The Michael S. Egan Grantor Retained Annuity Trust for Catherine Lewis Egan (the "Catherine Lewis Egan GRAT"), The Michael S. Egan Grantor Retained Annuity Trust for Teague Michael Thomas Egan (the "Teague Michael Thomas Egan GRAT"), The Michael S. Egan Grantor Retained Annuity Trust for Riley Martin Michael Egan (the "Riley Martin Michael Egan GRAT") (collectively the "GRAT Trusts"), The Michael S. Egan Living Trust (the "Egan Trust"), the 110 Group Trust (the "110 Trust") (collectively with the GRAT Trusts and the Egan Trust, the "Trusts"), and Michael S. Egan ("Mr. Egan") (collectively with the Trusts, the "Reporting Persons"). This
Schedule 13G amends the statement on Schedule 13G filed by the Reporting Person on August 8, 2000. The percentages reported herein are based on there being 361,134,189 shares of Common Stock outstanding as reported in the Form 10-Q of the Issuer filed on May 15, 2000. The information reported herein is as of August 21, 2000, the date on which the reporting person ceased to be the beneficial owner of more than five percent of the class of securities.

ITEM 1(A).  NAME OF ISSUER:
                    AutoNation, Inc. (the "Issuer")

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                    110 Southeast 6th Street, Ft. Lauderdale, Florida 33301

ITEM 2(A).  NAME OF PERSON FILING:
                    This Schedule 13G is filed by the following Reporting Persons; Michael S. Egan, the Egan Trust, the Sarah Egan Mooney GRAT, the Eliza Shenners Egan GRAT, the Catherine Lewis Egan GRAT, the Teague Michael Thomas Egan GRAT, the Riley Martin Michael Egan GRAT, and the 110 Group Trust.

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
                    The business address of each of the Reporting Persons is 333 East Las Olas Boulevard, Fort Lauderdale, Florida 33301.

ITEM 2(C).  CITIZENSHIP:
                    United States

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:
                    Common Stock, par value $0.01 per share.

ITEM 2(E).  CUSIP NUMBER:
                    05329W102

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

               (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

               (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

               (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

               (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

               (e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E).

               (f) [ ] An employee benefit plan or endowment fund in accordance withss.240.13d-1(b)(1)(ii)(F).

               (g) [ ] A parent holding company or control person in accordance withss.240.13d-1(b)(1)(ii)(G).

               (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

               (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

               (j) [ ] Group, in accordance withss.240.13d-1(b)(1)(ii)(J). If this statement is filed pursuant toss.240.13d-1(c), check this box [X].

ITEM 4.   OWNERSHIP

Mr. Egan
--------

     (a) Amount beneficially owned: 12,973,012 Shares, comprised of (i) 100 Shares; (ii) options to acquire 750,000 Shares; and (iii) 12,222,912 Shares owned by the Egan Trust (or 16,501,677 Shares if the 3,528,665 Shares owned by the GRAT Trusts (as such term is defined above) are included).

     (b) Percent of class: Approximately 3.6% of the outstanding Common Stock (computed in accordance with Rule 13d-3(d) of the Securities Exchange Act of 1934) (or approximately 4.5% of the outstanding Common Stock if the Shares owned by the GRAT Trusts are included (computed in accordance with Rule 13d-3(d) of the Securities Exchange Act of
     1934)).

     (c) Number of shares as to which the person has:

          (i)  Sole power to vote or to direct the vote: 12,973,012 (or
               16,501,677)

          (ii) Shared power to vote or to direct the vote:

          (iii)Sole power to dispose or to direct the disposition of:
               12,973,012 (or 16,501,677)

          (iv) Shared power to dispose or to direct the disposition of:

Egan Trust
----------

     (a) Amount beneficially owned: 12,222,912

     (b) Percent of class: Approximately 3.4%

     (c) Number of shares as to which the person has:

          (i)  Sole power to vote or to direct the vote: 12,222,912

          (ii) Shared power to vote or to direct the vote:

          (iii)Sole power to dispose or to direct the disposition of:
               12,222,912

          (iv) Shared power to dispose or to direct the disposition of:

Sarah Egan Mooney GRAT
----------------------

     (a) Amount beneficially owned: 705,733

     (b) Percent of class: Approximately 0.2%

     (c) Number of shares as to which the person has:

          (i)  Sole power to vote or to direct the vote: 705,733

          (ii) Shared power to vote or to direct the vote:

          (iii)Sole power to dispose or to direct the disposition of:
               705,733

          (iv) Shared power to dispose or to direct the disposition of:

Eliza Shenners Egan GRAT
------------------------

     (a) Amount beneficially owned: 705,733

     (b) Percent of class: Approximately 0.2%

     (c) Number of shares as to which the person has:

          (i)  Sole power to vote or to direct the vote: 705,733

          (ii) Shared power to vote or to direct the vote:

          (iii)Sole power to dispose or to direct the disposition of:
               705,733

          (iv) Shared power to dispose or to direct the disposition of:

Catherine Lewis Egan GRAT
-------------------------

     (a) Amount beneficially owned: 705,733

     (b) Percent of class: Approximately 0.2%

     (c) Number of shares as to which the person has:

          (i)  Sole power to vote or to direct the vote: 705,733

          (ii) Shared power to vote or to direct the vote:

          (iii)Sole power to dispose or to direct the disposition of:
               705,733

          (iv) Shared power to dispose or to direct the disposition of:

Teague Michael Thomas Egan GRAT
-------------------------------

     (a) Amount beneficially owned: 705,733

     (b) Percent of class: Approximately 0.2%

     (c) Number of shares as to which the person has:

          (i)  Sole power to vote or to direct the vote: 705,733

          (ii) Shared power to vote or to direct the vote:

          (iii)Sole power to dispose or to direct the disposition of:
               705,733

          (iv) Shared power to dispose or to direct the disposition of:

Riley Martin Michael Egan GRAT
------------------------------

     (a) Amount beneficially owned: 705,733

     (b) Percent of class: Approximately 0.2%

     (c) Number of shares as to which the person has:

          (i)  Sole power to vote or to direct the vote: 705,733

          (ii) Shared power to vote or to direct the vote:

          (iii)Sole power to dispose or to direct the disposition of:
               705,733

          (iv) Shared power to dispose or to direct the disposition of:

110 Group Trust
---------------

     (a) Amount beneficially owned: 74

     (b) Percent of class: less than 0.1%

     (c) Number of shares as to which the person has:

          (i)  Sole power to vote or to direct the vote: 74

          (ii) Shared power to vote or to direct the vote:

          (iii)Sole power to dispose or to direct the disposition of: 74

          (iv) Shared power to dispose or to direct the disposition of:

S. Jacqueline Egan (a trustee under the GRAT Trusts and the 110 Trust)
----------------------------------------------------------------------

     (a) Amount beneficially owned: 3,500

     (b) Percent of class: less than 0.1%

     (c) Number of shares as to which the person has:

          (i)  Sole power to vote or to direct the vote: 3,500

          (ii) Shared power to vote or to direct the vote:

          (iii)Sole power to dispose or to direct the disposition of:
               3,500

          (iv) Shared power to dispose or to direct the disposition of:

Rosalie V. Arthur (a trustee under the GRAT Trusts and the 110 Trust)
---------------------------------------------------------------------

     (a) Amount beneficially owned: 2,000

     (b) Percent of class: less than 0.1%

     (c) Number of shares as to which the person has:

          (i)  Sole power to vote or to direct the vote: 2,000

          (ii) Shared power to vote or to direct the vote:

          (iii)Sole power to dispose or to direct the disposition of:
               2,000

          (iv) Shared power to dispose or to direct the disposition of:

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not Applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          See Exhibit A.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not Applicable.

ITEM 10.  CERTIFICATIONS.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               SIGNATURE PAGE
                               --------------

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:   February 14, 2001
                                          THE MICHAEL S. EGAN LIVING TRUST
                                          By: /s/ Michael S. Egan
                                             --------------------------------
                                          Name:  Michael S. Egan
                                                 ----------------------------
                                          Title: Trustee

                                          THE MICHAEL S. EGAN GRANTOR
                                          RETAINED ANNUITY TRUST FOR SARAH
                                          EGAN MOONEY
                                          By: /s/ Michael S. Egan
                                             --------------------------------
                                          Name:  Michael S. Egan
                                                 ----------------------------
                                          Title: Trustee

                                          THE MICHAEL S. EGAN GRANTOR
                                          RETAINED ANNUITY TRUST FOR ELIZA
                                          SHENNERS EGAN

                                          By: /s/ Michael S. Egan
                                             --------------------------------
                                          Name:  Michael S. Egan
                                                 ----------------------------
                                          Title: Trustee

                                          THE MICHAEL S. EGAN GRANTOR
                                          RETAINED ANNUITY TRUST FOR
                                          CATHERINE LEWIS EGAN

                                          By: /s/ Michael S. Egan
                                             --------------------------------
                                          Name:  Michael S. Egan
                                                 ----------------------------
                                          Title: Trustee

                                          THE MICHAEL S. EGAN GRANTOR
                                          RETAINED ANNUITY TRUST FOR TEAGUE
                                          MICHAEL THOMAS EGAN

                                          By: /s/ Michael S. Egan
                                             --------------------------------
                                          Name:  Michael S. Egan
                                                 ----------------------------
                                          Title: Trustee

                                          THE MICHAEL S. EGAN GRANTOR
                                          RETAINED ANNUITY TRUST FOR RILEY
                                          MARTIN MICHAEL EGAN

                                          By: /s/ Michael S. Egan
                                             --------------------------------
                                          Name:  Michael S. Egan
                                                 ----------------------------
                                          Title: Trustee

                                          THE 110 GROUP TRUST

                                          By: /s/ Rosalie V. Arthur
                                             --------------------------------
                                          Name:  Rosalie V. Arthur
                                                 ----------------------------
                                          Title: Trustee

                                          MICHAEL S. EGAN

                                          By: /s/ Michael S. Egan
                                             --------------------------------
                                          Name:  Michael S. Egan
                                                 ----------------------------